Exhibit 99.2

AMENDMENT NO. 3 TO
ANTHERA PHARMACEUTICALS, INC.
2010 EMPLOYEE STOCK PURCHASE PLAN

Pursuant to Section 18 of Anthera Pharmaceuticals, Inc. 2010 Employee Stock Purchase Plan (the “Plan”), the Plan is hereby amended as follows:

1.	The first sentence of Section 5 is hereby deleted and replaced in its entirety with the following:

“Each eligible employee may authorize payroll deductions at a minimum of 1 percent of such employee’s Compensation for each pay period.”

2.	The first paragraph of Section 8 is hereby deleted and replaced in its entirety with the following:

“On each Offering Date, the Company will grant to each eligible employee who is then a Participant in the Plan an option (“Option”) to purchase on the last day of such Offering (the “Exercise Date”), at the Option Price hereinafter provided for, the lowest of (a) a number of shares of Common Stock determined by dividing such Participant’s accumulated payroll deductions on such Exercise Date by the Option Price (as defined herein), (b) 12,500 shares; or (c) such other lesser maximum number of shares as shall have been established by the Administrator in advance of the Offering; provided, however, that such Option shall be subject to the limitations set forth below.  Each Participant’s Option shall be exercisable only to the extent of such Participant’s accumulated payroll deductions on the Exercise Date.  The purchase price for each share purchased under each Option (the “Option Price”) will be 85 percent of the Fair Market Value of the Common Stock on the Offering Date or the Exercise Date, whichever is less.”

3.	All capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Plan.

4.	The effective date of this Amendment No. 3 shall be July 29, 2014.

5.	Except as expressly amended hereby, the Plan remains in full force and effect in accordance with its terms.

6.	This Amendment No. 3 shall be governed by, and construed in accordance with, the laws of the State of California, applied without regard to conflict of law principles.

Adopted by the Board of Directors of Anthera Pharmaceuticals, Inc.:  July 29, 2014